UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of report (Date of earliest event reported): September 28, 2012

Augme Technologies, Inc.

(Exact name of registrant as specified in Charter)

Delaware	333-57818	20-0122076
(State or other jurisdiction of incorporation)	(Commission File No.)	(IRS Employer Identification No.)

350 7th Avenue, 2nd Floor

New York, New York 10001

(Address of Principal Executive Offices)

(855) 423-5433

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐            Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐            Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 1.01.            ENTRY INTO A MATERIAL DEFINITIVE AGREEMENT.

On September 28, 2012, Augme Technologies, Inc. (the “Company”) entered into an underwriting agreement (the “Underwriting Agreement”) with Northland Securities, Inc. (the “Underwriter”), relating to the underwritten registered offering (the “Offering”) of 8,500,000 shares of the Company’s common stock, par value $0.0001 per share (the “Common Stock”), together with warrants for the purchase of 2,125,000 shares of the Company’s Common Stock (the “Warrants”) at an offering price to the public of $0.80 per share and corresponding Warrant (the “Offering Price”).  Under the terms of the Underwriting Agreement, the Company has also granted the Underwriter a 45-day option to purchase up to an additional 1,275,000 shares of our Common Stock and additional Warrants for the purchase of 318,750 shares of our Common Stock to cover over-allotments, if any, at the Offering Price.  The net proceeds to the Company from the sale of the Common Stock and Warrants are expected to be approximately $6.132 million, after deducting underwriting discounts and commissions and other estimated offering expenses payable by the Company, assuming no exercise by the Underwriters of their over-allotment option.  The Offering is expected to close on or about October 3, 2012, subject to the satisfaction of customary closing conditions.

The Warrants to be issued in the Offering will be exercisable for a period of five years from the closing date of the Offering at an exercise price of $0.96 per share. The exercise price and number of shares of Common Stock issuable on exercise of the Warrants will be subject to adjustment in the event of any stock split, reverse stock split, recapitalization, reorganization or similar transaction. Holders of the Warrants will not be permitted to exercise those Warrants for an amount of Common Stock that would result in the holder owning more than 19.99% of the Company’s Common Stock.

The Common Stock and Warrants are being offered and sold pursuant to the Company’s effective shelf registration statement on Form S-3 and an accompanying prospectus (Registration Statement No. 333-175191) filed with the Securities and Exchange Commission (the “SEC”) on June 29, 2011 and declared effective by the SEC on July 13, 2011, and a preliminary and final prospectus supplement filed with the SEC in connection with the Company’s takedown relating to the offering.  A copy of the opinion of Company’s counsel, Richardson & Patel LLP, relating to the legality of the issuance and sale of the Common Stock and Warrants in the offering is attached as Exhibit 5.1 hereto.

The Underwriting Agreement contains customary representations, warranties and agreements by the Company, customary conditions to closing, indemnification obligations of the Company and the Underwriter, including for liabilities under the Securities Act of 1933, as amended, other obligations of the parties and termination provisions.  The representations, warranties and covenants contained in the Underwriting Agreement were made only for purposes of such agreement and as of specific dates, were solely for the benefit of the parties to such agreement, and may be subject to limitations agreed upon by the contracting parties, including being qualified by confidential disclosures exchanged between the parties in connection with the execution of the Underwriting Agreement.

The foregoing is only a brief description of the material terms of the Underwriting Agreement and the Warrants, does not purport to be a complete description of the rights and obligations thereunder and is qualified in its entirety by reference to the Underwriting Agreement and the form of Warrant that were filed as Exhibit 1.1 and 4.2, respectively to the Current Report on Form 8-K filed by the Company on September 28, 2012 and are incorporated by reference herein.

ITEM 8.01.            OTHER EVENTS

On September 28, 2012, the Company issued a press release announcing the pricing of the Offering.  A copy of the press release is attached hereto as Exhibit 99.1 and is incorporated herein by reference.

ITEM 9.01             FINANCIAL STATEMENTS AND EXHIBITS

(d)           Exhibits

Exhibit No.	Description of Exhibit

5.1	Opinion of Richardson & Patel LLP

23.1	Consent of Richardson & Patel LLP (included in Exhibit 5.1)

99.1	Press release issued on September 28, 2012 by Augme Technologies, Inc.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Report to be signed on its behalf by the undersigned hereunto duly authorized.

Augme Technologies, Inc. (Registrant)

Date: September 28, 2012	By	/s/ Robert Hussey
Robert Hussey
Interim Chief Executive Officer

INDEX TO EXHIBITS FILED WITH

THE CURRENT REPORT ON FORM 8-K

Exhibit No.	Description of Exhibit

5.1	Opinion of Richardson & Patel LLP

23.1	Consent of Richardson & Patel LLP (included in Exhibit 5.1)

99.1	Press release issued on September 28, 2012 by Augme Technologies, Inc.